UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2018

GRIFFON CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 1-06620

Delaware	11-1893410
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

712 Fifth Avenue, 18th Floor
New York, New York 10019
(Address of principal executive offices, including zip code)

(212) 957-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2018, Griffon Corporation (the “Company”), in anticipation of the closing of the previously announced acquisition of CornellCookson, Inc., entered into an amendment (the “Amendment”) to its Third Amended and Restated Credit Agreement, dated as of March 22, 2016 (as amended, the “Credit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders party thereto.

The Amendment, among other things:

•
increased the maximum permitted consolidated leverage ratio, which is calculated as a ratio of consolidated net funded debt to consolidated EBITDA, to 6.50:1:00 (which will step down over the remaining life of the credit facility);

•	modifies the restricted payment covenant to permit the Company to repurchase up to $70 million of its common stock from a designated stockholder any time prior to September 30, 2018; and

•
increases the ABR Spread, Eurocurrency Spread and Commitment Fee Rate (each as defined in the Credit Agreement) to 1.75%, 2.75% and 0.45%, respectively, until the delivery of the Company’s financial statements for the fiscal quarter ended June 30, 2020.

The description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1
Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of May 31, 2018, to that certain Third Amended and Restated Credit Agreement, dated as of March 22, 2016, among the Company, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

Date: June 1, 2018	By:	/s/ Seth L. Kaplan
Seth L. Kaplan
Senior Vice President